                             SUBLICENSE AGREEMENT
                                    UNDER
           RESEARCH & DEVELOPMENT INSTITUTE, INC. LICENSE AGREEMENT


      THIS AGREEMENT, is made and entered into as of the 27th of May, 1998 ("AGREEMENT DATE"), by and between CYTOCLONAL PHARMACEUTICS INC.
(hereinafter called "CPI"), a Delaware corporation having an operating office in Dallas, Texas, and BRISTOL-MYERS SQUIBB COMPANY (hereinafter called "BMS"), a Delaware corporation having a principal place of business in Princeton, New Jersey.

                              W I T N E S S E T H:

      WHEREAS, CPI and Research & Development Institute, Inc. (hereinafter called "RDI") entered into a License Agreement dated as of June 10, 1993, which License Agreement is proposed by CPI and BMS to be amended and restated in its entirety pursuant to a certain form of amendment and restatement agreed by the parties (as so amended and restated, hereinafter called the "RDI/CPI LICENSE AGREEMENT");

      WHEREAS, Under the RDI/CPI License Agreement CPI licensed from RDI patent and other intellectual property rights relating to a "Taxol Producing Organism System";

      WHEREAS, RDI and CPI also entered into a related Research and Development Agreement (such agreement, as may be amended, supplemented and extended from time to time, (the "CPI/RDI RESEARCH AGREEMENT"), which would give rise to patent and other intellectual property rights to be licensed to CPI under the RDI/CPI License Agreement;

      WHEREAS, BMS wishes to obtain from CPI an exclusive sublicense to all patent and other intellectual property rights licensed by CPI from RDI under the RDI/CPI License Agreement; and

      WHEREAS, CPI is willing to sublicense exclusively such patent and other intellectual property rights to BMS subject to the conditions as set forth herein;

      NOW, THEREFORE, for and in consideration of the premises and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, CPI and BMS hereby agree as follows:

I.    DEFINITIONS

      A. The term "MICROBIAL DRUG SUBSTANCE PRODUCING SYSTEM" shall mean a system developed by Dr. Gary A. Strobel, Dr. Andrea Stierle and Dr. Donald Stierle of Montana State University and Montana College of Mineral Science and

            Technology and/or which otherwise emanates from any of their laboratories comprising:

            (1) Isolation methods for and use of TAXOMYCES ANDREANAE, other fungi and other microorganisms that produce paclitaxel, other taxanes and other chemical compounds which are useful in treating one or more diseases (diseases, as used in this Clause A, include all human diseases and disorders);

            (2) Components derived from the Pacific Yew tree or other sources that produce or effect the production of paclitaxel, other taxanes and other chemical compounds useful for the treatment of one or more diseases; and

            (3) Any and all written material developed by Dr. Gary A. Strobel, Dr. Andrea Stierle and Dr. Donald Stierle disclosing the isolation, characterization and determination of the role of
                  T. BREVIFOLIA leaves and other components useful for the treatment of one or more diseases.

      B. The term "INTELLECTUAL PROPERTY RIGHTS" shall mean all U.S. and Foreign patents or applications for patents owned by RDI, insofar as the claims of such patents or applications cover in whole or in part the Microbial Drug Substance Producing system, including any reissues, renewals, extensions, continuations or continuations-in-part; know-how relating to the Microbial Drug Substance Producing System; and any other intellectual property, including copyrighted works and any trademarks relating to the development and use of the Microbial Drug Substance Producing System, in each case as was licensed by RDI to CPI under the RDI/CPI License Agreement, which include all paclitaxel/taxane-related technology, including, without limitation, all organisms, recombinants, constructs, derivatives and components thereof which produce or affect the production of paclitaxel and other taxanes or any chemical or factor which affects the production level or activity of paclitaxel and other taxanes and any chemical modification and/or production of paclitaxel or other taxanes in treating cancer or any other disease or other commercial uses emanating from the laboratories of Dr. Gary Strobel, Dr. Andrea Stierle and/or Dr. Donald Stierle, and/or produced or developed by, or under the direction/sponsorship of CPI from materials supplied to CPI pursuant to the RDI/CPI License Agreement or the CPI/RDI Research Agreement. The patent applications and patents includable in the Intellectual Property Rights as of date hereof are set forth in Attachment A.

      C. "LICENSED PRODUCTS", as used herein, means any product, apparatus, kit or component part thereof, or any subject matter whose manufacture, sale or use as covered by any Intellectual Property Rights, and any improvements, modifications, or applications thereof as may exist at the execution of the

            RDI/CPI License Agreement whether or not described in issued patents, and additionally any Novel Taxane from Fermentation, Novel BMS Compound from Fermentation and any compound made using either of them as starting material.

      D. "LICENSED METHOD", as used herein, means any method, procedure, process or any other subject matter whose manufacture, use or sale is covered by any Intellectual Property Rights.

      E. "NET SALES", as used herein, means the gross revenues received by BMS or its sublicensees either for (a) Licensed Products sold or (b) services performed using Licensed Products or Licensed Method less the sum of the following deductions, where applicable: sales, use, tariff, import/export duties or other excise taxes imposed on particular sales; allowances, credits, chargebacks and refunds to non-affiliated third parties because of rejections, returns or price reduction of product; freight costs and insurance charges on shipments to customers included in invoiced amounts; and rebates and price reductions/adjustments required by law, regulations or contract. In the case of rebates and price reductions/adjustments required by contract as referred to in the preceding sentence, the same shall not be deductible to the extent that the contract in question is between affiliates or related companies or the price concessions in question are given in connection with the marketing/sales of other product or products such as in the case of "bundling" of products.

      F. "INVENTIONS", as used herein, shall mean the Licensed Products and the Licensed Method as described above, or any part thereof.

      G. "APPLICABLE ROYALTY RATE", as used herein, shall mean the percentage rate or rates at which BMS shall pay royalties to CPI hereunder, determined on a calendar year-by-calendar year basis, as follows:

            (1) With respect to using the Intellectual Property Rights licensed hereunder to produce (a) paclitaxel to be commercialized as TAXOL-Registered Trademark- or another compound (which is neither a Novel Taxane from Fermentation nor a Novel-BMS Compound from Fermentation) to be used by BMS in commercialization as such without further chemical transformation into another compound, or (b) baccatin III or a miscellaneous taxane mixture as a starting material for paclitaxel or any other compound (which is neither a Novel Taxane from Fermentation nor a Novel BMS Compound from Fermentation):

 PORTION OF ANNUAL NET SALES         "PAC/DIRECT"             "BAC" OR "TT"
 ---------------------------         ------------             -------------
           [     ]                      [     ]                  [     ]

           [     ]                      [     ]                  [     ]
           [     ]                      [     ]                  [     ]

           [     ]                      [     ]                  [     ]

As used in the foregoing table, the italicized, lower rates in parentheses shall apply with respect to a Licensed Product if (and only if) BMS in respect of the same product is paying a royalty to CPI pursuant to the Sublicense Agreement dated as of May 19, 1998 (the "WSURF-SUBLICENSE AGREEMENT") between CPI and BMS under The Washington State University Research Foundation License Agreement; and the terms "PAC/DIRECT", "BAC" and "TT" are as defined in Clause A(3) in Article III below.

            (2) With respect to (a) using the Intellectual Property Rights licensed hereunder to produce any compound that is a Novel Taxane from Fermentation or a Novel BMS Compound from Fermentation or is produced using a Novel Taxane from Fermentation or a Novel BMS Compound from Fermentation as a starting material or (b) any Licensed Product that is a Novel Taxane from Fermentation or a Novel BMS Compound from Fermentation or, as commercialized by BMS or its sublicensees, is produced using a Novel Taxane from Fermentation or a Novel BMS Compound from Fermentation as a starting material but in either case is produced otherwise than using the Intellectual Property Rights:

  PORTION OF ANNUAL NET SALES           "DIRECT"               "INDIRECT"
  ---------------------------           --------               ----------
            [     ]                      [     ]                 [     ]

            [     ]                      [     ]                 [     ]
            [     ]                      [     ]                 [     ]

            [     ]                      [     ]                 [     ]

      As used in the foregoing table:

            The italicized, lower rates in parentheses shall apply with respect to a Licensed Product if (and only if) BMS in respect of the same product is paying a royalty to CPI pursuant to the WSURF-Sublicense Agreement.

            "DIRECT" refers to where the Intellectual Property Rights are used to produce the Novel Taxane from Fermentation or Novel BMS Compound from Fermentation in question which is used by BMS in commercialization as such without further chemical transformation into a different compound.

            "INDIRECT" refers to where (a) the Intellectual Property Rights are used to produce (1) the Novel Taxane from Fermentation or Novel BMS Compound from Fermentation in question which is subsequently chemically transformed into the product commercialized by BMS or (2) a compound which is subsequently chemically transformed into the product (being the Novel Taxane from Fermentation or Novel BMS Compound from Fermentation in question) commercialized by BMS or (b) the Licensed Product in question is a Novel Taxane from Fermentation or Novel BMS Compound from Fermentation or, as commercialized by BMS, is produced using a Novel Taxane from Fermentation or Novel BMS Compound from Fermentation as a starting material and in either case is produced otherwise than using the Intellectual Property Rights.

            "INDIRECT" also refers to where the Licensed Product in question is a Novel Taxane from Fermentation or a Novel BMS Compound from Fermentation or, as commercialized by BMS or its sublicensees, is produced using a Novel Taxane from Fermentation or a Novel BMS Compound from Fermentation as a starting material but in either case is produced otherwise than using the Intellectual Property Rights.

            For the avoidance of doubt, there shall be no stacking of royalties that would otherwise result from Clauses (1) and (2) above both applying to the same product (in any such case, Clause (2) shall control and supersede Clause (1)); and, in each of the two tables above, the amounts under the heading "PORTION OF ANNUAL NET SALES" refer to only the amounts of Net Sales of the particular product in question (for example, only Net Sales of TAXOL-Registered Trademark-containing paclitaxel made by BMS using the Intellectual Property Rights (as a direct fermentation product) are used to determine the Applicable Royalty Rate under the heading "BAC/DIRECT" in Clause (1) above).

      H. "NOVEL TAXANE FROM FERMENTATION", as used herein, shall mean a theretofore unknown taxane discovered by CPI or BMS as a natural product produced by a microorganism in the course of the use of the Intellectual Property Rights.

      I. "NOVEL BMS COMPOUND FROM FERMENTATION", as used herein, shall mean a theretofore unknown non-taxane compound discovered by BMS as a natural product produced by a microorganism in the course of the use of the Intellectual Property Rights.

II.   LICENSE TERMS

      A. Subject to Clause C below, CPI hereby grants to BMS an exclusive (exclusive even as to CPI) sublicense, under the RDI/CPI License Agreement, to practice the Intellectual Property Rights, including the right to make, have made, sell and use the Inventions throughout the world, including reissues.

      B. CPI also grants to BMS the right further to sublicense to third parties to practice the Intellectual Property Rights so licensed by CPI from RDI, including the right to make, have made, sell and use the Inventions.

      C. CPI may continue to pursue research and development, either on its own or in collaboration with BMS, MSU and/or WSU, but not with any other third party, in the field of microbial fermentation production of paclitaxel and other taxanes. More specifically, CPI shall retain the right to use the Intellectual Property Rights to make paclitaxel and other taxanes solely in pursuit of further research and development with respect to the Intellectual Property Rights and otherwise for non-commercial internal research and development purposes. CPI shall not be entitled to, and shall not, assign or sublicense such right to any third party. For the avoidance of doubt, CPI shall not be entitled to, and shall not, transfer or license and cell line covered by the Intellectual Property Rights to any third party, or otherwise to use the Intellectual Property Rights for the benefit of any third party.

III.  PAYMENT

      A.    BMS shall pay CPI:

            (1)   [     ] within ten (10) business days following the date
                  hereof;

            (2)   [     ] upon BMS's attainment, using a fungal strain furnished
                  by CPI, of production level of not less than [     ]of
                  paclitaxel;

            (3) the following amount or amounts, as applicable, depending on the attainable productivity and the actual primary products being pursued by BMS:

                                       PRODUCTIVITY IN MG/1
                        --------------------------------------------------
  MILESTONE PAYMENT     "PAC/DIRECT"            "BAC"               "TT"
  -----------------     ------------           -------             -------
       [     ]             [     ]             [     ]             [     ]
       [     ]             [     ]             [     ]             [     ]

      As used in the foregoing table:

            "PRODUCTIVITY" refers to commercially feasible production, using the Intellectual Property Rights licensed hereunder, of the product or products in question, with fermentation time per production cycle of
            not more than [           ].

            "PAC/DIRECT" refers to where the primary fermentation product is paclitaxel or another product which is used by BMS in commercialization as such without further chemical transformation into a different compound.

            "BAC" refers to where the primary fermentation product is baccatin III used by BMS as a starting material for the final commercial product.

            "TT" refers to where the primary fermentation product from using the Intellectual Property Rights is the mixture of miscellaneous taxanes used by BMS as starting materials for the final commercial product.

                  For the avoidance of doubt: (1) it shall not be implied that BMS is required, or otherwise intends, to pursue more than one of the "PAC/DIRECT", "SAC" and "TT" alternatives; however, the milestone payments in respect of the two different levels of productivity, if attained, are cumulative); (2) each milestone payment shall be payable only once regardless of the number of times the same development milestone has been achieved using different cell lines; and (3) should BMS in fact be pursuing different primary products using a single cell line, the different milestone payments pertaining to such different primary products shall become applicable of productivity, if attained, are cumulative.

            (4)   [     ] upon the U.S. FDA's approval of a Supplemental New
                  Drug Application (hereinafter called "SNDA") for using, or in the case of a product other than TAXOL-Registered Trademark- (which product is not a Novel Taxane from Fermentation or a Novel BMS Compound from Fermentation) a New Drug Application (including an Abbreviated New Drug Application, hereinafter called "NDA") that embodies the use of, the Intellectual

                  Property Rights for the commercial production of paclitaxel as the active ingredient in BMS's product TAXOL-Registered Trademark- or such other product;

            (5)   [     ] upon the U.S. FDA's approval of an SNDA for using, or
                  in the case of a product other than TAXOL-Registered Trademark- (which product is not a Novel Taxane from Fermentation or a Novel BMS Compound from Fermentation) an NDA that embodies the use of, the Intellectual Property Rights for commercial production of baccatin III to serve as a starting material for TAXOL-Registered Trademark- or such other product, as the case may be;

                        Clause (4) above and this Clause (5), together, shall not imply that BMS is required, or otherwise intends, to pursue both alternatives.

            (6)   [     ] upon filing with the U.S. FDA of an Investigational
                  New Drug Application covering a Novel Taxane from Fermentation or a Novel BMS Compound from Fermentation; and

            (7)   [     ] upon the U.S. FDA's approval of a NDA covering a Novel
                  Taxane from Fermentation or Novel BMS Compound from Fermentation.

      B.    From and after BMS attains a commercially feasible production
level of at least [     ]of paclitaxel using the Intellectual Property
Rights, BMS shall pay CPI a minimum royalty of [     ] per each consecutive
12-month period, which shall be payable within 30 days of the initial attainment of such production level and subsequently within 30 days of each anniversary of such attainment. The minimum royalties paid under this Clause B shall not be refundable, but shall be fully creditable towards current and future earned royalties under Clause C below.

      C. BMS shall pay to CPI earned royalties on Net Sales of Licensed Products at the Applicable Royalty Rate.

      D. BMS shall pay to CPI royalties at the same Applicable Royalty Rate as provided in Clause B above on Net sales with respect to manufacture, use, or sale of the Inventions by sublicensees.

IV.   DUE DILIGENCE

      A. As a condition of this sublicense, BMS agrees that it shall use commercially reasonable efforts and diligent endeavor to fully develop and commercially exploit the Intellectual Property Rights licensed hereunder.

      B. BMS agrees, upon reasonable request by CPI, to apprise CPI and RDI of the current status of the development and regulatory approval of the Intellectual Property Rights for commercial use.

V.    BOOKS AND RECORDS

      A. BMS shall keep books and records accurately, showing all Licensed Products manufactured, used or sold under the terms of this Agreement. Such books and records shall be open to inspection by a certified public accounting firm appointed by CPI, and reasonably acceptable to BMS, at reasonable times and after reasonable advanced notice for the purpose of verifying the accuracy of the quarterly reports and the royalties due or paid.

      B. The fees and expenses of the accounting firm performing such an examination shall be borne by CPI, unless it is determined that royalties or other payments due CPI were underpaid by Five Percent (5%) or more.

VI.   TERM; TERMINATION BY PARTIES

      A. This Agreement shall take effect as of the date hereof and shall by its term expire as of the later to occur of (1) the tenth (10th) anniversary of the first commercial sale of a Licensed Product or
            (2) such time as neither the making, use nor sale at the time by BMS of any and all Licensed Products, without giving effect to the sublicense hereunder, would infringe any patent included in the Intellectual Property Right. Following such expiration, BMS shall retain a paid-up, nonexclusive license to the Intellectual Property Rights as otherwise provided in Article II above.

      B. Either party has the right to terminate this Agreement in whole in the event of a material breach of this. Agreement by the other party, by giving notice in writing to such other party setting forth the purported breach and the relief sought. Such termination shall be effective ninety (90) days from such notice if such other party does not cure the default specified. PROVIDED, HOWEVER, BMS shall have thirty (30) days to cure a default in its obligations to make any payment due CPI hereunder.

      C. In addition to the right of termination under Clause B above, BMS shall be entitled at any time, other than during the first six months following the date hereof, to terminate this Agreement in whole by giving notice in writing to CPI. Such termination shall be effective ninety (90) days from the date of such notice.

      D. This Agreement will not terminate automatically if either party shall become bankrupt or insolvent and/or if the business of Licensee shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act or otherwise; PROVIDED, HOWEVER, this Agreement is and shall remain, throughout the term hereof, an executory contract which requires full and timely performance of all its terms by BMS in order to prevent it from terminating, bankruptcy or insolvency notwithstanding.

VII.  BANKRUPTCY

      A. All rights and licenses granted under or pursuant to this Agreement by CPI and BMS are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (the "BANKRUPTCY CODE"), an executory contract. The parties hereto agree that BMS, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The parties hereto further agree that, in the event that any proceeding shall be instituted by or against CPI as licensor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization relief or debtors, or seeking an entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or it shall take any action to authorize any of the foregoing actions, BMS as licensee shall have the right to retain and enforce its exclusive rights and licenses under this Agreement, including, without limitation, the exclusive right to continue to make, use, manufacture and distribute the Microbial Drug Substance Producing System.

VIII. PROCUREMENT PROGRAM

      A. CPI shall, at its sole cost, diligently prosecute and maintain the United States and foreign patents and patent applications or any necessary intellectual property protection using counsel of its choice and after due consultation with BMS. CPI shall provide BMS with copies of all relevant documentation so that BMS may be informed and apprised of the continuing prosecution and BMS agrees to keep this documentation confidential.

      B. BMS shall pay and or reimburse CPI for all out-of-pocket expenses incurred after the execution of this Agreement in filing, prosecuting and maintaining the Intellectual Property Rights licensed hereunder.

      C. Subject to the rights, if any, of the Government of the United States, as set forth hereinbelow, CPI warrants that it has the lawful right to grant the sublicense under this Agreement.

IX.   INFRINGEMENT

      A.    BMS acknowledges that under the RDI/CPI License Agreement:

            "A. In the event that CPI shall learn of the infringement of any patent licensed under [the RDI/CPI License) Agreement, CPI shall call RDI's attention thereto in writing, and shall provide RDI with reasonable evidence of such infringement. RDI and CPI shall jointly use their reasonable efforts to terminate such infringement."

            "B. CPI and RDI shall jointly enforce any patent exclusively licensed [under the RDI License Agreement] against infringement by third parties and shall be entitled to first recover their respective costs thereof; and, thereafter, shall share on a negotiated basis the balance of any recovery from such enforcement."

      B.    Accordingly, CPI and BMS agree that:

            (1) As between BMS and CPI, BMS shall control CPI's dealings with respect to its joint efforts with RDI to end any infringement of any patent licensed under this Agreement.

            (2) As between BMS and CPI, BMS shall control any action taken jointly by CPI and RDI to enforce any patent to BMS hereunder against infringement by third parties and the ensuing negotiation of sharing of any recovery. CPI shall pay over to BMS Seventy-Five Percent (75%) of CPI's share of such recovery.

X.    WAIVER

      A. It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent breach or default.

XI.   ASSIGNABILITY

      A. This Agreement is binding upon and shall inure to the benefit of each party, its successors and assigns; and may not be assigned by either party without the express written consent of the other party, which consent shall not be unreasonably withheld. Any successor or assignee shall be bound by all of the duties and obligations set forth in this Agreement.

XII.  CONFIDENTIAL INFORMATION

      A. BMS and CPI hereby undertake to maintain as secret and confidential all information communicated to one another regarding the Inventions and the Intellectual Property Rights made the subject of this Agreement, with the exception of information:

                  (i)   Previously known to the recipient;

                  (ii)  In the public domain; or

                  (iii) Which may enter the public domain without the fault or negligence of either party;

            provided that BMS can communicate the information on a confidential basis to its sublicensees.

      B. BMS and CPI agree to take all reasonable measures to prevent their employees or agents, including employees or agents of their respective licensees or related companies, as well as distributors, sub-distributors, dealers, or official installers, from divulging any secret and confidential information in a manner that may be contrary to the interests of either party. This covenant will extend beyond the term of this Agreement.

XIII. INDEMNIFICATION

      A. Any decision regarding the use and/or safety of the Intellectual Property Rights shall be the sole responsibility of BMS; and as further consideration for the license granted hereunder, BMS shall indemnify and hold. CPI harmless for and against all claims for damages, whether personal or property, resulting from BMS's use of the Intellectual Property Rights and/or other exercise of any rights granted under this Agreement.

XIV.  MISCELLANEOUS

      A. In the event that any patent or claim thereof included within the Intellectual Property Rights shall be held invalid in a decision by a Court of competent jurisdiction and no appeal of such decision can or has been taken, all obligation to pay royalties based on such a patent or claim shall cease as of the date of such decisions.

      B. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed as aforesaid.

      C. This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations or understandings, either oral or written between the parties relating to the subject matter hereof.

      D. In case any one or more provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

XV.   NOTICES

      A. Any payment, notice, or other communication required or permitted to be given to either party hereto shall be deemed to have been properly given and shall be effective on the date of delivery in person on the fourth day after mailing if mailed by first class mail, postage paid, to the respective address given below, or to such other address as it shall designate by written notice given to the other party as follows:

            In the case of CPI:

                  Arthur P. Bollon, Ph.D.
                  Cytoclonal Pharmaceutics Inc.
                  9000 Harry Hines Blvd., Suite 330
                  Dallas, Texas 75235

            In the case of BMS:

                  Bristol-Myers Squibb Company
                  Route 206 & Province Line Road
                  Princeton, New Jersey 08540
                  Attention: President, Technical Operations

      IN WITNESS WHEREOF, parties hereto have caused their duly authorized representatives to execute this Agreement.

CYTOCLONAL PHARMACEUTICS INC.                         Dated: May 28, 1998
                                                            -------------------

By  /s/ ARTHUR P. BOLLON
  -----------------------------------
      Arthur P. Bollon, Ph.D.
      President and CEO

BRISTOL-MYERS SQUIBB COMPANY


By:  /s/ K. ALICE LEUNG                               Dated: May 27, 1998
   -----------------------------------                      -------------------
      Name:  K. Alice Leung
      Title: Vice President, Licensing

                                 ATTACHMENT A

                      SUBLICENSE AGREEMENT - CPI AND BMS

U.S. Patent Application, Ser. No. 07/971,508
Patent No. 5,322,779, issued June 21, 1994
"TAXOL PRODUCTION BY TAXOMYCES ANDREANAE (Amended)"
Gary A. Strobel, Andrea Stierle, Donald Stierle filed November 4, 1992

Australian Patent Application, Ser. No. 41020/93
Patent No. 675,428 issued May 26, 1997
"TAXOL PRODUCTION BY A MICROBE"
Gary A. Strobel et al filed April 13, 1993

Canadian Patent Application, Ser. No. 2140935
"TAXOL PRODUCTION BY A MICROBE"
Gary A. Strobel et al filed April 13, 1993

European Patent Application, Ser. No. 93910583.9
"TAXOL PRODUCTION BY A MICROBE"
Gary A. Strobel et al filed April 13, 1993

Japanese Patent Application, Ser. No. 5-518531
"TAXOL PRODUCTION BY A MICROBE"
Gary A. Strobel et al Filed April 13, 1993

South Korean Patent Application, Ser. No. 94-703681
"TAXOL PRODUCTION BY A MICROBE"
Gary A. Strobel et al filed April 13, 1993

PCT Patent Application, Ser. No. PCT/US93/03416
"TAXOL PRODUCTION BY A MICROBE"
Gary A. Strobel et al filed April 13, 1993

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 United States Patent, No. 5,445,809
"Production of Taxol from the Yew Tree"

United States Patent, No. 5,451,392
"Production of Taxol"















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